Exhibit 99.01

Information Relating to Item 14 — Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of $500 million aggregate principal amount of First Mortgage Bonds of South Carolina Electric & Gas Company, consisting of $425 million aggregate principal amount of 4.10% Series due June 15, 2046 and $75 million aggregate principal amount of 4.50% Series due June 1, 2064, registered pursuant to Registration Statement on Form S-3 (File No. 333-206629-01) filed on August 27, 2015, other than underwriting compensation, are set forth in the following table.  All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$50,350
Printing and Delivery Expense	20,000
Blue Sky and Legal fees	45,000
Rating Agency fees	572,500
Trustee fees	18,500
Accounting services	45,000
Miscellaneous	3,650
Total	$755,000